EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements, 33-51447, 33-62283, 333-02137, 333-62661, 333-69082 and 333-103760 on Form S-3, Registration Statements No. 333-00843, 333-24869, 333-47583, 333-75235, 333-37390, 333-48434, 333-103750 and 333-105988, on Form S-4 and Registration Statements No. 033-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, and 333-120293 on Form S-8 of our reports dated March 7, 2005 relating to the consolidated financial statements of International Paper Company, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2004.

NEW YORK, N.Y. MARCH 7, 2004